UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2014

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd. The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 214-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2014, Sterling Construction Company, Inc. (the "Company") and Thomas R. Wright, the Company's Executive Vice President & Chief Financial Officer, entered into an agreement to amend his employment agreement in certain respects.  The material change made to his employment agreement is summarized as follows:

The provisions in Mr. Wright's employment agreement relating to a change of control severance benefit was deleted, and a retention incentive was added in its place.  The retention incentive provides that were the Company to become an acquisition target, the Company would pay Mr. Wright an amount equal to one year's salary if he remains an employee and continues to perform his Chief Financial Officer duties and responsibilities through the closing of any such transaction.  If a transaction were not consummated for any reason, no payment would be made.

The effect of the amendment is to replace the Company's potential liability for a change-of-control payment equal to one and one-half times his salary with a retention payment of one times his salary.

The foregoing summary is qualified in its entirety by the amendment itself, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number	Description
10.1	Amendment to the Employment Agreement of Thomas R. Wright dated September 26, 2014 (furnished herewith)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2014	Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun Senior Vice President

Exhibit Index

Exhibit Number	Description
10.1	Amendment to the Employment Agreement of Thomas R. Wright dated September 26, 2014 (furnished herewith)